Exhibit 10.18

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED

OF UNLESS REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM

REGISTRATION IS AVAILABLE.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

Principal Amount: $5,000,000.00	Date: June 1, 2006

FOR VALUE RECEIVED, the undersigned, Biolex, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Johnson & Johnson Development Corporation, a New Jersey corporation (the “Lender”), the principal sum of Five Million Dollars ($5,000,000.00), together with interest (computed on the basis of a 365-day period) on the unpaid principal balance from the date hereof at a rate of six percent (6%) per annum, compounded annually, which interest shall be computed on the last day of each calendar month. In the event the Company fails to make any payment of principal, interest or any other amounts payable hereunder when due, interest shall accrue on the overdue amount at a rate of eight percent (8%) per annum.

This Note is issued pursuant to, and is entitled to the benefits of, the Note Purchase Agreement for $17 Million Senior Secured Convertible Promissory Notes dated as of January 5, 2005 (the “Purchase Agreement”) between the Company and the Lender. This Note is secured by that certain Security Agreement dated June 1, 2006 (the “Security Agreement”) between the Company and the Lender.

1.	Payments.

1.1	Subject to Section 2.1 hereof, principal and unpaid interest due hereunder shall be due and payable on demand to the Lender, at the Lender’s sole discretion, at any time upon the earliest to occur of (i) the Maturity Date or (ii) the occurrence and continuance of an Event of Default under Section 7 (other than Sections 7.3 and 7.4, which trigger automatic defaults). All payments of principal and/or interest under this Note will be made to the Lender in lawful money of the United States in immediately available funds or the equivalent at the following address: One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933 or at such other address as the Lender may designate to the Company in writing. The “Maturity Date” is June 1, 2013, unless Centocor, Inc. terminates the Development Agreement (as defined in the Purchase Agreement) under Section 14.3 of such agreement (an “At Will Termination”), in which case the Maturity Date shall be June 1, 2016.

1.2	On each December 31 and June 30 of each year during which this Note is outstanding, the Company, at its election, shall (i) pay accrued and unpaid interest to Lender in cash or (ii) add such accrued and unpaid interest to the

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outstanding balance of the Note. The Company may prepay all or any part of the principal amount hereof at any time or from time to time, upon fifteen (15) days prior written notice, without penalty or premium. All payments made hereunder shall be applied first to accrued but unpaid interest, and then to reduce the principal balance owing on this Note. The acceptance by the Lender of any payment under this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of or impair, reduce, release or extinguish any remedy of the Lender, at that time or at any subsequent time.

1.3	Notwithstanding anything herein to the contrary, in no event shall the interest paid hereunder exceed the maximum amount permissible under applicable law. If interest would otherwise be payable to the Lender in excess of the maximum lawful amount, the interest payable to the Lender shall be reduced to the maximum amount permitted under applicable law; and in the event that the Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof such excess shall be refunded to the Company.

1.4	For the purposes hereof, the term (a) “Equity Financing” shall mean any capital financing transaction, following the closing of an “Equity Financing” (the “Series B Financing”) as defined in the Company’s $8 million original principal amount Senior Subordinated Convertible Promissory Note initially issued to the Lender on January 5, 2005 (the “$8 Million Note”), (in one closing or a series of closings) with investors that are exclusively financial, non-strategic investors, pursuant to which the Company issues or will issue any fully paid and non-assessable shares of capital stock; (b) “Change in Control” shall mean (i) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) 50% or less of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; (ii) any sale, license or other distribution or disposition of all or substantially all of the assets of the Company; (iii) the liquidation or dissolution of the Company; or (iv) the acquisition of “beneficial ownership,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company; and (c) “Closing Date” shall mean, with respect to (1) an Equity Financing, the date on which the Equity Financing is consummated and (2) a Change in Control, the closing date of the transaction which results in such Change in Control.

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2.	Conversion Rights.

2.1	Conversion and Cancellation Events

(a) In the event of an Equity Financing, the entire principal balance and all accrued and unpaid interest due on this Note shall automatically, without any further action by Lender, be converted into fully paid and nonassessable shares of capital stock of the Company issued or to be issued by the Company in such Equity Financing (the “Series C Preferred Stock”) at the purchase price per share of the Series C Preferred Stock in such Equity Financing (the “Equity Financing Price”) and on the same terms and conditions as set forth in the definitive agreements entered into in connection with such Equity Financing and as set forth in Section 2.2 hereof; provided, that, if this Note would convert into shares of Series C Preferred Stock representing more than 50% of the total shares of Series C Preferred Stock to be issued in the Equity Financing (including those to be issued pursuant to this Section 2.1(a)), then the amount of such shares in excess of 50% shall be shares of a series of preferred stock on parity with, and having rights substantially identical to, those of the Series C Preferred Stock, but shall be non-voting (the “Series C Non-Voting Stock”). If shares of Series C Non-Voting Stock are required pursuant to the prior sentence, the Company covenants and agrees to use its best efforts to authorize the creation and issuance of sufficient shares of Series C Non-Voting Stock to permit full conversion of the Note. The Company also covenants and agrees to use its best efforts to cause its shareholders to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation providing for the creation of a sufficient number of shares of Series C Non-Voting Stock to satisfy Lender’s conversion rights under this Section 2.1(a).

(b) If an Equity Financing has not occurred by June 1, 2010 and a Series B Financing has occurred, then from and after such date, at any time prior to the occurrence of an Equity Financing, the entire principal balance and all accrued and unpaid interest due on this Note may be converted, if elected by Lender in writing at its sole discretion, at a price per share equal to 150% of the price per share at which the shares (the “Series B Preferred Stock”) were sold in the Series B Financing (the “Default Series Preferred Stock Price”), into fully paid and nonassessable shares of a newly created series of the Company’s preferred stock on parity with and having rights substantially identical to, those of the Series B Preferred Stock, except the liquidation preference and anti-dilution threshold for such newly created series shall reflect the Default Series Preferred Stock Price (the “Default Series Preferred Stock”). Notwithstanding the foregoing, if this Note would convert into shares of capital stock representing more than 50% of the total shares of capital stock issued in the Series B Financing plus the shares to be issued pursuant to this Section 2.1(b), then the amount of such shares in excess of 50% shall be shares of a series of preferred stock on parity with, and having rights substantially identical to, those of the Default Series Preferred Stock, but shall be non-voting (the “Default Series Non-Voting Stock”). The Company covenants and agrees to use its best efforts to authorize the creation and issuance of sufficient shares of the Default Series Preferred Stock and, if applicable, Default Series Non-Voting Stock, upon a written notice from the Lender that it intends to exercise its conversion rights under this Section 2.1(b).

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The Company also covenants and agrees to use its best efforts to cause its shareholders to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation providing for the creation of a sufficient number of shares of the Default Series Preferred Stock and, if applicable, Default Series Non-Voting Stock to satisfy Lender’s conversion rights under this Section 2.1(b).

(c) In the event of a Change in Control, immediately prior to such Change in Control, the entire principal balance and all accrued and unpaid interest due with respect to this Note shall automatically, without any further action by Lender, be converted into: (i) Series C Preferred Stock at the Equity Financing Price, if an Equity Financing has occurred; (ii) Default Series Preferred Stock at the Default Series Preferred Stock Price, if no Equity Financing has occurred and a Series B Financing has occurred; or (iii) “Default Series Preferred Stock” as defined in Section 2.1(b) of the $8 Million Note (“Series AA-2 Default Stock”) at a conversion price of $1.50 per share, in all other cases. Notwithstanding the foregoing, if an At Will Termination has occurred, the Note shall not automatically convert into equity under this Section 2.1(c).

(d) Following the fourth anniversary of the date of issuance of this Note, the Lender may, if elected by Lender in writing at its sole discretion, at any time satisfy any payments that are due under Article 8 of the Development Agreement (as defined in the Purchase Agreement) by canceling an equivalent amount of principal or accrued interest under this Note; provided, that, the Lender shall only be permitted to use $2 million of the amount owed under this Note to satisfy such payments prior to the fifth anniversary of the date of issuance of this Note and thereafter may use the balance owed under this Note to satisfy such payments. If the Lender desires to effect such a payment, it shall give the Company written notice of the portion of the Note that it desires to cancel and shall submit this Note to the Company for cancellation of the applicable portion. The Company shall cancel the applicable portion and execute an identical Note reflecting the remaining amount, if any. Upon such cancellation, all obligations of Centocor, Inc. to make the payment required by the Development Agreement shall be satisfied to the extent of the amount of the Note so cancelled.

(e) Upon the occurrence and during the continuance of an Event of Default of the type specified in Section 7.7 hereof, the Lender may, if elected by Lender in writing at its sole discretion, at any time satisfy any payments that are due under Article 8 of the Development Agreement by canceling an equivalent amount of principal or accrued interest under this Note; provided, that, the Lender shall only be permitted to use $2 million of the amount owed under this Note to satisfy such payments prior to the one year anniversary of such Event of Default and thereafter may use the balance owed under this Note to satisfy such payments. If the Lender desires to effect such a payment, it shall give the Company written notice of the portion of the Note that it desires to cancel and shall submit this Note to the Company for cancellation of the applicable portion. The Company shall cancel the applicable portion and

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execute an identical Note reflecting the remaining amount, if any. Upon such cancellation, all obligations of Centocor, Inc. to make the payment required by the Development Agreement shall be satisfied to the extent of the amount of the Note so cancelled. Alternatively, upon the occurrence of an Event of Default of the type specified in Section 7.7 hereof, the entire principal balance and all accrued and unpaid interest due on this Note may, if elected by Lender in writing at its sole discretion, be converted into fully paid and nonassessable shares of the last series of preferred stock issued by the Company (the “Last Series Preferred Stock”) at a price per share equal to the price per share paid for such shares of Last Series Preferred Stock when they were issued in a financing transaction (the “Last Series Price”).

(f) Upon the occurrence of an At Will Termination, the provisions of Sections 2.1(a) and 2.1(b) shall cease to apply and the entire principal balance and all accrued and unpaid interest due on this Note may, if elected by Lender in writing at its sole discretion, be converted, at a price per share equal to 200% of the Last Series Price (the “At Will Termination Price”), into fully paid and nonassessable shares of a newly created series of the Company’s preferred stock (the “At Will Preferred Stock”) on parity with, and having rights substantially identical to, those of the Last Series Preferred Stock, except the liquidation preference and anti-dilution threshold for such newly created series shall reflect the At Will Termination Price, and such shares shall be non-voting. The Company covenants and agrees to use its best efforts to authorize the creation and issuance of sufficient shares of the At Will Preferred Stock, upon a written notice from the Lender that it intends to exercise its conversion rights under this Section 2.1(f). The Company also covenants and agrees to use its best efforts to cause its shareholders to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation providing for the creation of a sufficient number of shares of the At Will Preferred Stock to satisfy Lender’s conversion rights under this Section 2.1(f)

(g) The rights of the Lender set forth in clauses (a), (b), (c), (e) and (f) above shall be referred to as the “Conversion Rights”. Upon conversion pursuant to the Conversion Rights, the Company shall use its best efforts to make (and shall use its best efforts to cause all of its other stockholders to make) any or all ancillary rights of the holders of the applicable type of the Company’s capital stock issued in such conversion, including without limitation information, registration, preemptive and co-sale rights, available to the Lender if the Lender so desires.

(h) Upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company, the then outstanding principal and interest on the Notes shall automatically convert in whole without any further action by Lender into the Common Stock of the Company at a conversion price equal to the price per share offered in such initial public offering.

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2.2	The Company shall give the Lender written notice of any proposed Equity Financing or Change in Control at the address set forth in Section 15 below at least twenty (20) days prior to the anticipated closing date thereof (the “Anticipated Closing Date”), which date shall be set forth in such notice. The Lender shall surrender this Note for cancellation on or prior to the later to occur of (i) the Anticipated Closing Date, and (ii) the actual Closing Date in the case of an Equity Financing or Change in Control, as the case may be, at the office of the Company, accompanied by written notice specifying the name or names in which a certificate or certificates for shares of stock are to be issued. In the case of any conversion pursuant to Section 2.1(a), 2.1(b), 2.1(c), 2.1(e), 2.1(f) or 2.1(h) above, the Company shall, as soon as practicable thereafter, deliver or cause to be delivered to the Lender a stock certificate representing that number of shares of the applicable type of capital stock of the Company as specified in such Section equal to (i) the sum of the entire principal balance and all accrued and unpaid interest due on this Note as of the Closing Date or conversion date, as the case may be, divided by (ii) the conversion price per share specified in such Section. No fractional shares shall be issued upon such conversion and any amounts representing fractional shares shall be paid in cash. No fractional shares shall be issued upon such conversion and any amounts representing fractional shares shall be paid in cash.

3.	No Obligation Upon Lender. Nothing contained in this Note shall in any way obligate the Lender to exercise the Conversion Rights Pursuant to Sections 2.1(b), 2.1(e) or 2.1(f).

4.	Restriction on Issuance of Senior Debt and Liens. Absent the written consent of the Lender, until this Note has either been repaid in full or fully converted into equity securities in accordance with Section 2, the Company will not, and will not permit any subsidiary to, create or incur or permit to exist any indebtedness, consensual lien, charge, mortgage, pledge or other security interest that is pari passu or senior to the Note, other than the Senior Indebtedness and the $12 million principal amount Senior Convertible Promissory Note (the “$12 Million Note”) to be issued under the Purchase Agreement. In addition, absent the written consent of the Purchaser, the Company shall require any holder of its indebtedness, other than the holders of the Senior Indebtedness and the $12 Million Note, to execute the Subordination Agreement (as defined in the Purchase Agreement), expressly subordinating such holder’s indebtedness to the Note.

5.	Use of Proceeds. The proceeds of this Note shall be used for the development and commercialization activities contemplated by the Development Agreement.

6.	Non-Waiver. The failure of the Lender to enforce or exercise any right or remedy provided in this Note or at law or in equity upon any default or breach shall not be construed as waiving the rights to enforce or exercise such or any other right or remedy at any later date. No exercise of the rights and powers granted in or held pursuant to this Note by the Lender, and no delays or omission in the exercise of such rights and powers shall be held to exhaust the same or be construed as a waiver thereof, and every such right and power may be exercised at any time and from time to time.

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7.	Default. The following shall constitute events of default (the “Events of Default”) under this Note:

7.1	Failure of the Company to make any payments when due of principal, interest or other costs, expenses or charges required under this Note (and such failure has not been cured by the Company within five (5) days after notice is given by the Lender of such failure);

7.2	Failure of the Company to comply with any of its material agreements, undertakings, obligations, representations, warranties or covenants contained in this Note, the Purchase Agreement or the Ancillary Agreements (as defined in the Purchase Agreement), including without limitation the Conversion Rights granted to the Lender in Section 2, or other documents, certificates, other instruments furnished to Lender in connection herewith (and such failure has not been cured by the Company within thirty (30) days after notice is given by the Lender of such failure);

7.3	The filing of any petition or the commencement of any proceeding against the Company for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions, which proceeding is not dismissed within sixty (60) days;

7.4	If the Company shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against the Company in any such proceeding or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company;

7.5	If the Company shall voluntarily or involuntarily cease operations;

7.6	Default by the Company under any instrument or agreement of the Company under which indebtedness of $500,000 or more is outstanding and, by reason of such default, the holder or holders of such indebtedness, in accordance with the terms of such instrument or agreement, accelerate the maturity of such indebtedness; or

7.7	A material breach by the Company under the Development Agreement with Centocor, Inc., which breach is not cured within any applicable cure periods provided for in the Development Agreement and is finally determined to be a material breach in accordance with Section 14.2 of the Development Agreement.

8.	Remedies Upon Default.

8.1	Upon the occurrence of an Event of Default described in Section 7.3 or 7.4, the unpaid principal amount of this Note, together with accrued interest thereon, shall automatically become immediately due and payable, without

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presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company. Upon the occurrence of any other Event of Default, the Lender may, upon written notice to the Company, declare this Note to be due and payable, whereupon the principal amount of this Note, together with accrued interest thereon, shall automatically become immediately due and payable, without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company.

8.2	In case any one or more Events of Default shall occur and be continuing, subject to the terms herein, Lender may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any covenant contained in this Note, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law. In case of any Event of Default under this Note, the Company will pay to the Lender such amounts as shall be sufficient to cover the costs and expenses of the Lender due to said default, including, without limitation, collection costs and reasonable attorneys’ fees. No course of dealing and no delay on the part of the Lender in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the rights of the Lender or such holder. This right shall be in addition to, and not in limitation of, any and all other rights and remedies available to the Lender at law or in equity.

9.	Waiver. To the extent permitted by applicable law, the Company hereby waives presentment, protest, notice of protest, notice of nonpayment, notice of dishonor and any and all other notices or demands relative to this Note and the benefit of any statute of limitations with respect to any action to enforce this Note.

10.	Amendment. The terms and conditions of this Note shall not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by a written instrument, duly executed by the Lender and the Company.

11.	Binding Effect and Assignment. This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Lender, its successors, endorsees and assigns, provided, however, that neither the Company nor the Lender may assign or transfer any of its rights or obligations hereunder without the prior written consent of the other except for a transfer or assignment by Lender to an affiliate.

12.	Invalidity. Any provision of this Note which may be determined by a court of competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.	Section and Paragraph Headings. The section and paragraph headings contained herein are for convenience only and shall not be construed as part of this Agreement.

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14.	Governing Law. This Note shall be governed and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws). The Company hereby waives any right to trial by jury in any legal proceeding related in any way to this Note and agrees that any such proceeding may, if Lender so elects, be brought and enforced in the Supreme Court of the State of New York for New York County or the United States District Court for the Southern District of New York, and the Company hereby waives any objection to jurisdiction or venue in any such proceeding commenced in such court. The Company further agrees that any process required to be served on it for purposes of any such proceeding may be served on it, with the same effect as personal service on it within the State of New York, by registered mail addressed to it at its office or agency set forth in Section 15 for purposes of notices hereunder.

15.	Notices.

Any notice, request, instruction or other communication to be given hereunder by either party to the other party shall be in writing and delivered (i) in person, or (ii) sent by nationally recognized courier service, or (iii) sent by fax:

if to Company, addressed to:

Biolex, Inc.

158 Credle St.

Pittsboro, NC 27312

Fax No. (919) 542-9910

With a copy to:

Cooley Godward LLP

One Freedom Square

11951 Freedom Drive

Reston, VA 20190-5656

Fax No. (703) 456-8100

and if to Lender, to:

Johnson & Johnson Development Corporation

410 George Street

New Brunswick, NJ 08933

Fax No. (732) 524-1975

With a copy to:

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: Associate General Counsel, Corporate

Fax No. (732) 524-2788

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or to such other address as such party shall hereafter designate by written notice to the other party. Notices or communications shall be effective when received or otherwise known to the recipient or its legal representative. This provision is not intended to be exclusive, and any written notice actually received shall be sufficient.

16.	Subordination.

The indebtedness evidenced by this Note is unsecured and subordinated in right of payment to the prior payment in full of any Senior Indebtedness (defined below) in existence on the date of this Note or hereafter incurred. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, up to $5 million of capital leases and other indebtedness for borrowed money outstanding at any time.

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IN WITNESS WHEREOF, the Company has executed and delivered this Note on the day and year first above written.

BIOLEX, INC.

By: /s/ Jan Turek

Name: Jan Turek

Title: CEO

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